EXHIBIT 99.1
55 Union Boulevard, P.O. Box 269, Totowa, NJ  07511-0269
(973) 942-1111     Fax (973) 942-9816
www.greatercommunity.com
FOR IMMEDIATE RELEASE

Greater Community Bancorp Reports First Quarter 2008 Earnings of $0.15 Per Share

TOTOWA, NJ, April 16, 2008–Greater Community Bancorp (the “Company”) (Nasdaq: GFLS) announced net income for the first quarter of 2008 of $1.3 million, decreasing $0.4 million from the $1.7 million reported for the first quarter of 2007.  Diluted earnings per share were $0.15, compared with $0.20 per share reported for the prior-year first quarter.

For the quarter, net interest income was $8.2 million, increasing $0.5 million or 6.4% compared with the 2007 first quarter. The net interest margin increased from 3.58% to 3.60% between periods, due in part to recent decreases in market interest rates. Non-interest income totaled $1.4 million in the first quarter of 2008, decreasing $0.2 million from the same prior-year period, and included a decrease of $0.1 million in non-recurring gains on sale of investment securities. The provision for loan and lease losses was $0.3 million for each of the quarters ended March 31, 2008 and 2007. Non-interest expense of $7.3 million increased $0.8 million from the same period a year ago and included a $0.7 million charge in connection with the previously announced termination of the Company’s merger agreement with Oritani Financial Corp, as well as other merger-related costs.

Greater Community Bancorp’s Chairman, President and CEO, Anthony M. Bruno, Jr., commented, “While first quarter net income was impacted by the merger agreement termination fee and other merger-related costs, excluding these costs operating earnings improved over the year-ago first quarter.  After adjusting for costs incidental to the prior merger agreement, net income was $1.9 million, up 12.0%, and diluted earnings per share were $0.22 for the three months ended March 31, 2008. We are pleased to see that net interest income continues to improve from reduced market interest rates and continued earning asset growth. Indeed, the Company’s net interest income is at the highest level we have seen in the last eight quarters. However, this comes at a time when we are starting to see an increase in nonperforming loans as a result of economic conditions affecting the real estate market. While GCB has no sub-prime mortgage loans, we are not immune to the credit challenges and current market conditions facing the financial services industry, and we remain ever-committed to prudent credit risk management. Management believes that the Company’s allowance for loan and lease losses adequately covers its credit risk exposure at March 31, 2008.”

Mr. Bruno also noted, “We are excited about the opening of our newest branch in Englewood, New Jersey this past quarter. In less than two months, our Englewood office has generated more than $5.6 million in deposits. Greater Community is delighted to serve our new and existing customers at this promising new location.”

At March 31, 2008, the Company’s total assets were $998.1 million, up $22.1 million since December 31, 2007, representing annualized growth of 9.1%. Loans and leases increased $6.8 million in the first quarter, totaling $809.7 million as of March 31, 2008. Total deposits at March 31, 2008 were $750.5 million and shareholders' equity totaled $72.9 million.

Nonperforming assets were 0.49% of total assets at March 31, 2008, compared to 0.21% at March 31, 2007. Net loan and lease charge-offs for the first quarter of 2008 were 0.02% of average loans and leases, compared to 0.01% for the same period a year ago. As of March 31, 2008, the Company’s allowance for loan and lease losses was $11.3 million, or 1.40% of total loans and leases compared with 1.37% a year ago.

In March 2008, the Board of Directors declared a $0.145 per share quarterly cash dividend, representing an annualized cash dividend of $0.58 per share.

About the Company

Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. The Company operates sixteen full-service branches in the northern New Jersey counties of Bergen, Passaic and Morris through its state-chartered commercial bank subsidiary Greater Community Bank. Greater Community Bank provides traditional commercial and retail banking services to businesses and consumers in New Jersey and, through its subsidiary Highland Capital Corp., provides equipment leasing and financing. The Company also offers traditional insurance products through its Greater Community Insurance Services, LLC subsidiary and offers title insurance and settlement services through its Greater Community Title LLC subsidiary. In addition, Greater Community Financial, a division of Greater Community Bank, provides a wide range of investment products and services exclusively through Raymond James Financial Services, Inc., member FINRA/SIPC. (Securities are not FDIC insured or bank guaranteed, and are subject to risk and may lose value).  Insurance policies are not insured by the FDIC or any federal government agency, may lose value, and are not a deposit of or guaranteed by Greater Community Bank or any bank affiliate. For additional information about Greater Community Bancorp and its subsidiaries visit www.greatercommunity.com or call (973) 942-1111.

On March 19, 2008, the Company announced that it had entered into an Agreement and Plan of Merger with Valley National Bancorp (“Valley”), pursuant to which the Company will merge with and into Valley, with Valley being the surviving corporation, pending shareholder and regulatory approvals and other customary closing conditions.

Additional Information and Where to Find it

In connection with the proposed merger, Valley intends to file a proxy statement-prospectus with the Securities and Exchange Commission.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT-PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the registration statement (when available) and other documents filed by Valley and Greater Community with the Commission at the Commission’s web site at www.sec.gov.  Valley’s documents may be accessed and downloaded for free at Valley’s web site at http://www.valleynationalbank.com/filings.html or by directing a request to Dianne M. Grenz, First Senior Vice President, Valley National Bancorp, at 1455 Valley Road, Wayne, New Jersey 07470, telephone (973) 305-3380, and Greater Community’s documents may be accessed and downloaded for free at http://www.greatercommunity.com/framecorp2.html or by directing a request to Anthony M. Bruno, Jr., Chairman, President and CEO, Greater Community Bancorp, at 55 Union Boulevard, Totowa, New Jersey 07512, telephone (973) 942-1111.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of Greater Community Bancorp.  However, Valley, Greater Community, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Greater Community’s shareholders in respect of the proposed transaction.  Information regarding the directors and executive officers of Valley may be found in its definitive proxy statement relating to its 2008 Annual Meeting of Shareholders, which was filed with the Commission on March 6, 2008 and can be obtained free of charge from Valley’s website.  Information regarding the directors and executive officers of Greater Community may be found in its 2007 Annual Report on Form 10-K, which was filed with the Commission on March 12, 2008 and can be obtained free of charge from Greater Community’s website.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions.  These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms.  Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, but are not limited to, the following: failure to obtain shareholder or regulatory approval for the merger of Greater Community with Valley or to satisfy other conditions to the merger on the proposed terms and within the proposed timeframe; the inability to realize expected cost savings and synergies from the merger of Greater Community with Valley in the amounts or in the timeframe anticipated; changes in the estimate of non-recurring charges; costs or difficulties relating to integration matters might be greater than expected; material adverse changes in Valley’s or Greater Community’s operations or earnings; the inability to retain Greater Community’s customers and employees; or a decline in the economy in Valley’s primary market areas, mainly in New Jersey and New York.

Valley and Greater Community assume no obligation for updating any such forward-looking statement at any time.

CONTACT at Greater Community Bancorp:
Anthony M. Bruno, Jr.
973-942-1111 x 1001
anthony.bruno@greatercommunity.com

SOURCE: Greater Community Bancorp

Greater Community Bancorp
Consolidated Balance Sheets
(dollars in thousands, except per share data)
	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
CASH AND DUE FROM BANKS - Non interest-bearing	$21,750	$16,801
FEDERAL FUNDS SOLD	24,090	7,640
Total cash and cash equivalents	45,840	24,441
DUE FROM BANKS - Interest-bearing	4,751	4,868
INVESTMENT SECURITIES - Available-for-sale	76,702	82,283
INVESTMENT SECURITIES - Held-to-maturity (aggregate fair values of
$10,690 and $12,213 at March 31, 2008 and December 31, 2007, respectively)	11,638	12,878
Total investment securities	88,340	95,161
LOANS AND LEASES, net of unearned income	809,677	802,865
Less: Allowance for loan and lease losses	(11,326)	(11,188)
Net loans and leases	798,351	791,677
PREMISES AND EQUIPMENT, net	12,464	12,505
ACCRUED INTEREST RECEIVABLE	4,303	4,318
INVESTMENT IN REAL ESTATE JOINT VENTURE	870	870
BANK-OWNED LIFE INSURANCE	16,130	15,955
GOODWILL	11,574	11,574
OTHER ASSETS	15,455	14,621
TOTAL ASSETS	$998,078	$975,990

LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS:
Non interest-bearing	$164,315	$166,550
Interest-bearing checking	79,702	99,319
Money market	200,282	193,884
Savings	66,725	67,433
Time deposits less than $100	155,200	150,523
Time deposits $100 and over	84,287	71,763
Total deposits	750,511	749,472
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE	6,374	4,729
FHLB ADVANCES	132,500	112,500
SUBORDINATED DEBENTURES	24,743	24,743
ACCRUED INTEREST PAYABLE	4,913	4,942
OTHER LIABILITIES	6,098	7,215
Total liabilities	925,139	903,601
SHAREHOLDERS' EQUITY:
Common stock, par value $0.50 per share: 20,000,000 shares authorized, 8,721,646 and
8,709,940 shares outstanding at March 31, 2008 and December 31, 2007, respectively	4,361	4,355
Additional paid-in capital	63,296	63,139
Retained earnings	4,819	4,787
Accumulated other comprehensive income	463	108
Total shareholders' equity	72,939	72,389
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$998,078	$975,990

Greater Community Bancorp
Consolidated Statements of Income
(in thousands, except per share data, unaudited)
	Three Months Ended
	March 31,
	2008	2007
INTEREST INCOME:
Loans and leases	$13,585	$12,614
Investment securities	1,280	1,394
Federal funds sold and deposits with banks	163	606
Total interest income	15,028	14,614

INTEREST EXPENSE:
Deposits	4,862	5,050
Short-term borrowings	1,560	1,366
Long-term borrowings	422	507
Total interest expense	6,844	6,923

NET INTEREST INCOME	8,184	7,691

PROVISION FOR LOAN AND LEASE LOSSES	328	313
Net interest income after provision for loan and lease losses	7,856	7,378

NON-INTEREST INCOME:
Service charges on deposit accounts	598	681
Commissions and fees	334	318
Loan fee income	264	238
Gain on sale of investment securities	-	141
Loss on impaired investment securities	(13)	-
Bank-owned life insurance	175	136
All other income	85	107
Total non-interest income	1,443	1,621

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,879	3,746
Occupancy and equipment	985	976
Regulatory, professional and other fees	749	542
Computer services	230	253
Office expenses	262	248
Interest on taxes	6	120
Merger agreement termination fee	700	-
Other operating expenses	504	598
Total non-interest expense	7,315	6,483

INCOME BEFORE PROVISION FOR INCOME TAXES	1,984	2,516
PROVISION FOR INCOME TAXES	685	788

NET INCOME	$1,299	$1,728

Weighted Average shares outstanding - Basic	8,717	8,623
Weighted Average shares outstanding - Diluted	8,731	8,642

Earnings per share - Basic	$0.15	$0.20
Earnings per share - Diluted	$0.15	$0.20

Greater Community Bancorp

	Three Months Ended
	March 31,
SELECTED FINANCIAL DATA	2008	2007
(dollars in thousands, except per share data, unaudited)

Earnings
Net interest income	$8,184	$7,691
Provision for loan and lease losses	328	313
Non-interest income	1,443	1,621
Non-interest expense	7,315	6,483
Net income	1,299	1,728
Per Share Data[1]
Earnings per share - basic	$0.15	$0.20
Earnings per share - diluted	0.15	0.20
Book value per share	8.36	7.93
Cash dividend declared	0.145	0.137
Performance Ratios
Return on average assets	0.53%	0.74%
Return on average equity	7.18%	10.37%
Net interest margin (tax equivalent basis)	3.60%	3.58%
Efficiency ratio	75.98%	69.38%

	March 31,	December 31,
SELECTED BALANCE SHEET DATA & RATIOS	2008	2007
(dollars in thousands)	(unaudited)

Period-end Balances
Total assets	$998,078	$975,990
Total loans and leases, net of unearned income	809,677	802,865
Total deposits	750,511	749,472
Total shareholders' equity	72,939	72,389
Capital & Liquidity
Shareholders' equity/ total assets	7.31%	7.42%
Loans and leases/ deposits	107.88%	107.12%
Asset Quality
Net loan and lease charge-offs/ average loans and leases	0.02%	0.01%
Nonperforming assets/ total assets	0.49%	0.21%
Allowance for loan and lease losses/ total loans and leases	1.40%	1.39%

[1] Adjusted retroactively for stock dividends.